January 25, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (785) 270-6020

Mr. Kent G. Townsend
Chief Financial Officer
Capitol Federal Financial
700 Kansas Avenue
Topeka, Kansas 66603

Re: 	Capitol Federal Financial
	Form 10-K filed December 14, 2005
          	File No. 0-25391

Dear Mr. Townsend:
We have completed our review of your Form 10-K and related filings and have no further comments at this time.


						Sincerely,



						Kevin W. Vaughn
						Accounting Branch Chief

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Mr. Kent G. Townsend
Capitol Federal Financial
January 11, 2006
Page 1